Exhibit 2.4
AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT
    This Amendment No. 3 to Stock Purchase Agreement (the “Amendment”), dated as of ______, 2024, is made and entered into on the terms and conditions hereinafter set forth, by and among Envigo Global Services Inc. (“Buyer”), Inotiv, Inc. (“Parent,” and together with Buyer, “Inotiv”), and Orient Bio, Inc. (“Seller”). Unless otherwise specifically defined herein, each term used herein which is defined in that certain Stock Purchase Agreement dated January 27, 2022, by and among Buyer, Parent, and Seller, as amended by Amendment No. 1 to Stock Purchase Agreement, dated April 4, 2023, by and among Buyer, Parent, and Seller, and as further amended by Amendment No. 2 to Stock Purchase Agreement, dated May 24, 2024, by and among Buyer, Parent, and Seller (the “SPA”) shall have the same meaning assigned to such term in the SPA.

RECITALS

WHEREAS, on or about January 27, 2022, the parties entered into the SPA pursuant to which Inotiv purchased Orient BioResource Center, Inc. (the “Company”) from Seller;
WHEREAS, pursuant to Section 7.7 of the SPA, a Parent Payable in the amount of $3,700,000 is due to Seller at the expiration of the Deferred Payment Period, which is set to conclude on July 27, 2025;
WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of the date hereof by and between Buyer and Seller set forth on Exhibit A (“APA”), which will be delivered in connection with this Amendment, Buyer and Seller agree to terminate that certain Contribution agreement among themselves in exchange for $78,000.00 net of withholding taxes, plus Seller will purchase certain assets from Buyer for a $387,000.00. The combined amount of $78,000.00 plus $387,000.00 equals $465,000.00 which will be applied as a dollar-for-dollar reduction to the balance of the Parent Payable not yet paid to Seller;
WHEREAS, in connection with the transaction contemplated by the APA, all parties hereto wish to extend the Deferred Payment Period such that the expiration of the Deferred Payment Period will occur on January 27, 2026; and
WHEREAS, for the avoidance of doubt, all parties hereto wish that the Parent Payable continue to accrue interest at a rate of 4.6% until the expiration of the Deferred Payment Period on January 27, 2026.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 10.12 of the SPA, the parties hereto agree as follows:
1.The definition of “Deferred Payment Period” in the SPA shall be deleted in its entirety and replaced with the following:
“Deferred Payment Period” means the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date, being January 27, 2026.
1.The balance of the Parent Payable not yet paid to Seller will continue to accrue interest at a rate of 4.6% per annum until January 27, 2026, when the entire amount of the principal and accrued, unpaid interest of the Parent Payable will be due and payable in full to Seller.
2.Immediately upon consummation of the APA, the balance of the Parent Payable not yet paid to Seller will be reduced by $465,000.00.

3.This Amendment shall become effective on the date that Seller shall have received counterparts to this Amendment, duly executed by Buyer, Parent, and Seller (the “Effective Date”).
4.This Amendment may be executed in any number of counterparts, with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same document. A counterpart signed by a party and transmitted by that party by DocuSign or similar software or email will be binding on that party.
5.This Amendment, the SPA and the APA constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party to the SPA, nor alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the SPA, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
6.If any provision of this Amendment is deemed invalid, illegal, or unenforceable, the validity, legality, and unenforceability of the remaining provisions will not in any way be affected or impaired thereby.
[Signature page follows.]

    IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Effective Date.

ENVIGO GLOBAL SERVICES INC.

By: ___________________________
Name:
Title:
Date:

INOTIV, INC.

By: ___________________________
Name:
Title:
Date:

ORIENT BIO, INC.

By: ___________________________
Name:
Title:
Date: